Exhibit 99.1

3101 Wilson Boulevard, Suite 700
News Release	Arlington, VA 22201

Contacts:

Brian J. Clark, Executive Vice President and Chief Financial Officer, Stanley

(703) 310-3236

Lawrence Delaney, Jr., Investor Relations Counsel, Stanley

(703) 739-7410

FOR IMMEDIATE RELEASE

Stanley Reports Record Revenues and Earnings

for Third Quarter of Fiscal Year 2009

Highlights:

•                  Revenues up 38%, 24% organic(1), to $203.6 million;

•                  Operating income up 43%, operating margin 8.6%;

•                  Diluted EPS of $0.41; and

•                  Company raises Fiscal Year 2009 revenue and earnings guidance.

ARLINGTON, Va. — January 29, 2009 — Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today announced record revenues and earnings for its third fiscal quarter ended December 26, 2008.

Third-quarter revenues exceeded the high end of company guidance by $1.6 million, and diluted EPS exceeded the high end of company guidance by $0.04. During the period, the company benefited from increased revenues from its continued support to the Department of Homeland Security, the provision of IT services for various Department of Defense customers, and increased revenue resulting from the acquisition of Oberon Associates, Inc. (Oberon) in July 2008.

Third Quarter Fiscal Year 2009 Results:

Revenues for the third quarter ended December 26, 2008 were $203.6 million, an increase of 38 percent over third quarter fiscal year 2008 revenues of $147.1 million. Organic revenue growth was 24 percent. EBITDA(2) was $20.3 million for the quarter, an increase of 45 percent over EBITDA of $14.0 million in the year-ago quarter, driven by organic revenue growth as well as the acquisition of Oberon.

(1) Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. Stanley believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the company's existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Please see the reconciliation table at the end of this release.

(2) EBITDA is a non-GAAP measure that is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Please refer to the table at the end of this release that reconciles GAAP net income to EBITDA.

EBITDA margin for the third quarter was 10.0 percent compared with 9.5 percent a year earlier, due primarily to a greater proportion of more profitable time-and-materials and fixed-price contracts, as opposed to cost-plus-fee contracts. Operating income was $17.5 million, up 43 percent from $12.2 million in the same quarter of last fiscal year. Operating margin was 8.6 percent versus 8.3 percent in the third quarter of fiscal 2008. The increases in operating income and margin resulted primarily from the factors improving EBITDA, offset by the amortization of purchased intangibles related to the acquisition of Oberon.

Net income for the quarter was $9.7 million versus $6.8 million a year ago. Diluted earnings per share for the quarter were $0.41 compared with diluted earnings per share of $0.29 for the third quarter of fiscal year 2008.

Contract backlog at December 26, 2008 was $2.1 billion, essentially unchanged from second quarter of fiscal year 2009 contract backlog at September 26, 2008 and an increase of 65 percent from third-quarter fiscal year 2008 contract backlog of $1.3 billion at December 31, 2007.

Third Quarter Fiscal Year 2009 and Recent Operational Highlights:

•                  Third-quarter bookings totaled $254 million, equating to a book-to-bill ratio of 1.2:1.

•                  Among the new business awards and additional tasking in the third quarter:

•                  A $119 million, five-year, firm-fixed price contract to support the Secret Internet Protocol Routed Network for the U.S. Marine Corps Network Operations and Security Center;

•                  A $29.5 million, two-year, time-and-materials contract to continue support to the Fire Support Software Engineering Division of the U.S. Army Software Engineering Center, Command and Control Software Directorate;

•                  A $112 million, four-year, firm-fixed price tactical biometrics system task order for the Field Sustainment Support Division of the U.S. Army Communications-Electronics Life Cycle Management Command;

•                  A $37.9 million, four-year, cost-plus-fixed-fee task order to continue to provide in-service engineering services for the PM DoD Biometrics; and

•                  A $12 million contract supporting intelligence operations.

•                  Stanley advanced to #70 on FORTUNE magazine’s 2009 “100 Best Companies to Work For” list.

Nine Month Fiscal Year 2009 Results:

For the nine months ended December 26, 2008, revenue increased 32 percent to $567.2 million compared with $430.8 million for the same period in the prior fiscal year. Organic revenue growth for the first nine months of fiscal year 2009 was 23 percent. EBITDA for the nine-month period ended December 26, 2008 increased 42 percent to $55.4 million compared with $39.1 million for the first nine months of fiscal year 2008, driven by organic revenue growth as well as the acquisition of Oberon. EBITDA margin for the nine months of fiscal year 2009 was 9.8 percent, up from 9.1 percent for the same period a year earlier. EBITDA margin increased primarily as a result of a greater proportion of more profitable time-and-materials contracts, as opposed to cost-plus-fee contracts, and continued efficiencies realized in the company’s general and administrative infrastructure on a higher revenue base. Operating income for the first nine months of fiscal year 2009 was $48.1 million, an increase of 42 percent over operating income of $33.9 million reported a year earlier. Operating margin for the first nine months of fiscal year 2009 was 8.5 percent compared with 7.9 percent in the first nine months of fiscal year 2008. Operating income and margin increased year over year primarily as a result of the factors improving EBITDA and EBITDA margin, offset by the amortization of purchased intangibles related to the acquisition of Oberon.

Net income for the nine months of fiscal year 2009 was $26.7 million compared with net income for the same period last year of $18.5 million. Diluted earnings per share for the first nine months of fiscal year

2009 were $1.12 compared with diluted earnings per share of $0.79 for the first nine months of fiscal year 2008.

Cash flow from operations for the first nine months of fiscal year 2009 was $38.5 million. Days sales outstanding (DSO) for the third quarter was 78 days, down from 80 days for the second quarter of fiscal year 2009.

“Stanley continued to deliver outstanding results in the third quarter of fiscal 2009, with record revenues and earnings and continued strong margin performance,” said Phil Nolan, Stanley’s chairman, president and CEO. “New contract wins and expansion of existing contracts in the third quarter give us confidence that we will finish the current fiscal year in strong fashion and provide a solid platform for the future.”

Management’s Outlook:

Based on the company’s current contract backlog and management’s estimate as to future tasking and contract awards, Stanley is issuing guidance for its fiscal year 2009 fourth quarter and full fiscal year. The table below represents management’s current expectations about future financial performance, based on information available at this time:

	Fourth Quarter Fiscal Year 2009 Ending March 31, 2009	Fiscal Year 2009 Ending March 31, 2009

Revenues	$206 - $213 million	$773 - $780 million
Diluted EPS	$0.41 - $0.43	$1.53 - $1.55
Diluted projected share count	23.8 – 23.9 million	23.8 - 23.9 million

As previously announced, Stanley will conduct a conference call today at 5:00 p.m. EST to discuss fiscal third-quarter 2009 results. To obtain the dial-in number, please contact Rashida Gofney at (703) 310-3209. The conference call will be broadcast simultaneously on the Investor Relations page of the company’s website, www.stanleyassociates.com. Investors are advised to log on to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. An archive of the webcast will be available for one week following the live event.

About Stanley

Stanley (NYSE: SXE) is a provider of information technology services and solutions to U.S. defense and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational logistics, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, Va., the company has more than 4,700 employees at over 100 locations in the U.S. and worldwide. Stanley has been recognized by FORTUNE® magazine as one of the “100 Best Companies to Work For” from 2007 through 2009. Please visit www.stanleyassociates.com for more information.

Any statements in this press release about our future expectations, plans and prospects, including statements containing the words “estimates,” “anticipates,” “plans,” “expects” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 27, 2008 and September 26, 2008, as filed with the Securities and Exchange Commission (SEC), and additional filings we make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. We assume no obligation to update publicly or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 26,	December 31,	December 26,	December 31,
	2008	2007	2008	2007

Revenues	$203,597	$147,083	$567,242	$430,803

Operating costs and expenses:
Cost of revenues	170,091	123,660	475,775	363,538
Selling, general and administrative	13,220	9,431	36,103	28,181
Amortization of deferred compensation	62	62	187	205
Depreciation and amortization	2,741	1,694	7,044	5,005
Total operating costs and expenses	186,114	134,847	519,109	396,929
Operating income	17,483	12,236	48,133	33,874

Other income (expense):
Other income	17	10	20	16
Interest expense - net	(1,970)	(919)	(4,141)	(3,120)
Total other expenses	(1,953)	(909)	(4,121)	(3,104)
Income before taxes	15,530	11,327	44,012	30,770

Provision for income taxes	(5,852)	(4,576)	(17,289)	(12,320)
Net income	$9,678	$6,751	$26,723	$18,450

Earnings per share:
Basic	$0.42	$0.31	$1.17	$0.84
Diluted	$0.41	$0.29	$1.12	$0.79

Weighted-average shares:
Basic	22,832	22,129	22,785	22,021
Diluted	23,818	23,552	23,798	23,340

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	December 26, 2008	March 31, 2008
Assets

Current Assets:
Cash	$5,542	$271
Accounts receivable - net	183,181	160,928
Prepaid and other current assets	6,463	4,644
Total current assets	195,186	165,843

Property and equipment - net	18,147	12,894
Goodwill	262,692	113,615
Intangible assets - net	17,135	8,088
Deferred taxes	—	3,343
Other assets	2,558	2,272
Total assets	$495,718	$306,055

Liabilities and Stockholders’ Equity

Current liabilities:
Line of credit	$142,869	$—
Accounts payable	26,591	29,628
Accrued expenses and other liabilities	77,291	62,649
Current portion of long-term debt	1,000	1,000
Income taxes payable	—	5,836
Total current liabilities	247,751	99,113

Long-term debt — net of current portion	35,000	35,500
Other long-term liabilities	11,041	4,738
Total liabilities	293,792	139,351

Commitments and contingencies:
Stockholders’ equity
Common stock, $0.01 par value — 200,000,000 shares authorized; 23,513,718 and 22,822,697 issued, respectively	235	228
Additional paid-in capital	92,346	83,970
Retained earnings	110,927	84,204
Accumulated other comprehensive loss	(1,000)	(929)
Deferred compensation	(582)	(769)
Total stockholders’ equity	201,926	166,704
Total liabilities and stockholders’ equity	$495,718	$306,055

Organic Revenue Growth Reconciliation

(unaudited)

(in thousands)

	Three Months Ended
	December 26, 2008	December 31, 2007	Percent Growth
Total revenues, as reported	$203,597	$147,083	38%
Plus: Revenues from acquired companies for the comparable prior year period	—	17,743

Organic revenues	$203,597	$164,826	24%

	Nine Months Ended
	December 26, 2008	December 31, 2007	Percent Growth
Total revenues, as reported	$567,242	$430,803	32%
Plus: Revenues from acquired companies for the comparable prior year period	—	30,934

Organic revenues	$567,242	$461,737	23%

EBITDA Reconciliation

(unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	December 26,	December 31,	December 26,	December 31,
	2008	2007	2008	2007

Net income	$9,678	$6,751	$26,723	$18,450
Provision for income taxes	5,852	4,576	17,289	12,320
Interest expense - net	1,970	919	4,141	3,120
Other income	(17)	(10)	(20)	(16)
Depreciation and amortization	2,741	1,694	7,044	5,005
Amortization of deferred compensation	62	62	187	205

EBITDA	20,286	13,992	55,364	39,084

Revenue	$203,597	$147,083	$567,242	$430,803

EBITDA Margin	10.0%	9.5%	9.8%	9.1%

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